EXHIBIT 99.1

NEWS RELEASE

Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
ALON USA PREPAYS TERM LOAN
     DALLAS, TX — January 19, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that it has prepaid its $100 million term loan, due January 14, 2009, reducing the Company’s total debt outstanding to approximately $33 million. According to the terms of the loan, Alon did not have the right to prepay the loan before January 2006.
     “Due to the strength of Alon’s balance sheet we have decided to use approximately one third of the Company’s cash to reduce debt. After this debt repayment we will have approximately $200 million of cash and cash equivalents,” stated Jeff Morris Alon’s President and CEO. “As we outlined in the Company’s initial public offering prospectus we intended to repay all outstanding amounts under the term loan in the first quarter of 2006 and we are proud that we were able to accomplish this goal.”
     The loan had a current interest rate of 10.6%, thus the Company anticipates the repayment will have an annual incremental interest savings of approximately $6 million starting in 2007. The Company anticipates the repayment of the loan will only have a small incremental impact on interest expense for 2006 since the Company will fully expense its deferred debt issuance costs of $3.9 million and will pay a loan prepayment premium of $3 million in the first quarter of 2006.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon USA markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
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